VISION SYSTEMS ADDS A DEDICATED SPD PRODUCTION FACILITY IN FRANCE
AND PLANS TO ESTABLISH
A SECOND PRODUCTION FACILITY IN THE UNITED STATES

Vision Systems’ French production facility for SPD-Smart products will be completed in July of 2012, with plans for their new U.S. facility to be in production in 2013.

BRIGNAIS, FRANCE and HAMBURG, GERMANY, March 26, 2012 – At the 2012 Aircraft Interiors Expo in Hamburg, Germany, Research Frontiers (Nasdaq: REFR) and its licensee Vision Systems announced that Vision Systems is expanding its existing factory in France to add a production facility dedicated to the manufacture of its SPD-Smart Nuance and Noctis aerospace and transportation windows and cabin dividers.

To meet anticipated demand for its SPD-Smart products, Vision Systems also plans to establish a similar factory in the United States with production of SPD-Smart products commencing in 2013. Both facilities will have state-of-the-art equipment and processes to ensure the highest standards of product quality over larger production volumes.

Vision Systems will be exhibiting (Booth 6D5, Hall 6) its Nuance and Noctis SPD-Smart aircraft windows at the 2012 Aircraft Interiors Expo which is being held March 27-29, 2012 at the Hamburg Messe fairgrounds. Over the past year, Bombardier Aerospace, HondaJet and other OEMs have showcased Vision Systems’ SPD-Smart aerospace and transportation products at some of the world’s leading industry trade events.

Carl Putman, CEO of Vision Systems, commented. “Based upon customer response and the projects we are currently involved with, we see great opportunities for our SPD-Smart aerospace and transportation windows and cabin dividers. Because of this, we have invested over $750,000 to further upgrade our factory in France and establish a dedicated production facility for SPD-Smart Nuance and Noctis products which will be completed in July of this year. The addition of a second factory in the United States will give Vision Systems the ability expand our production capacity even more, shorten delivery cycles, produce in a dollar-based country and provide even greater value to our customers worldwide.”

Vision Systems’ SPD-Smart Nuance and Noctis aerospace windows offer instant and precise light-control that provides original equipment manufacturers and private aircraft owners with the ability to instantly and uniformly control the amount of light and heat entering the cabin. This advanced solar protection solution enhances flying comfort and supports fuel efficiency. Vision Systems’ SPD-Smart products for aircraft and helicopters are impact-resistant, completely silent, and available in flat and curved surfaces. Noctis offers on-demand blackout solar protection and complete privacy as needed, and can be used for both aerospace window shades and cabin dividers.

Nuance and Noctis window shades can be controlled by passengers directly at the seat and by the cabin crew thanks to Vision Systems’ cabin management system branded CrewView.

Details about Vision Systems’ SPD-Smart products can be found in their 2012 Aircraft Interiors Expo Company Profile.

Information about the 2012 Aircraft Interiors Expo is available from the event website.

Vision Systems is a first tier system supplier to the automotive and aeronautics industries. Based in France for more than 70 years, the company has 210 employees. Details about Vision Systems and their SPD-Smart Nuance and Noctis transportation products can be found in the automotive section of the company’s website. Vision Systems is very active in the aerospace sector. Its SPD-Smart Nuance and Noctis aerospace window shades have been featured at leading industry trade events by aerospace OEMs Bombardier and HondaJet. Information about Vision Systems’ SPD-Smart aircraft products is available in the aerospace section of their website.

About Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having invested over $84 million to date to develop its technology, Research Frontiers currently holds approximately 500 patents and patent applications worldwide and has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. For further information about SPD-Smart technology, Research Frontiers and its licensees, please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. “Nuance,” “Noctis” and “CrewView” are trademarks of Vision Systems.

For customer and media inquiries, please contact:

Sonia Descoins
Corporate Communication
Vision Systems
Route d'Irigny - 69530 BRIGNAIS - France
33 (0) 4 72 31 38 32
7 33 (0) 4 78 05 51 96
sdescoins@visionsystems.fr

For inquiries about SPD-SmartGlass technology, to arrange a presentation or to visit the Research Frontiers Design Center, please contact:

Joseph M. Harary, President and CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com